Exhibit 10.1

AMENDMENT TO TERM SHEET AGREEMENT

GOAL: As part of the on-going review and consideration of corporate governance “best practices”, Company and Executive desire to create a mutual understanding and agreement concerning Executive’s role with the Company, to continue the transition initiated in 2007, and to secure for the Company a transition of Executive’s experience, knowledge and relationships to other members of the executive team so the Company can continue to develop its client focused, market leading brand.

•        Service as Chairman: Executive will continue to serve as Chairman of the Board of Directors of the Company until the annual meeting of shareholders in 2011. Executive’s duties as Chairman will be modified to accommodate the anticipated roles of the Company’s lead director with respect to leadership and management of Board meetings. At the 2011 annual meeting, the Executive will step down as Chairman and will assume the titles of Founder and Chairman/Emeritus.

•        Future Board Service; Directors Fees: To the extent that Executive desires to be nominated for future Board service, Executive will be considered for nomination for election as a director of the Company when his current term expires at the 2011 annual meeting. If Executive is so nominated and elected to serve as a director in 2011, he will serve in that capacity through the 2012 annual meeting and will receive the same compensation for his service as a board member as do non-executive directors of the Company.

•        Other Duties: It is expected that Executive will continue to focus on acquiring and retaining clients for the Bank and serving on advisory boards as from time to time may be requested by the Company’s CEO. Executive will not be expected to serve on ExCo or any other management committees unless requested by the Company’s CEO.

•        Executive Compensation; Retirement: Executive will continue to receive his current annual base salary of $710,000 through the 2011 annual meeting, at which time Executive will voluntarily retire as an employee and will be entitled to no additional base salary from the Company thereafter. Executive will be entitled to retirement benefits under his existing agreement and under the Company’s plans. The Company will enter into a consulting agreement with Executive through December 31, 2012 providing for monthly consulting fees of $12,500.

•        Office and Administrative Support: The Company will provide Executive with his current office and administrative support through the 2011 annual meeting. Thereafter, until the 2012 annual meeting, the Company will provide Executive continued access to a suitable office designated by the Company. Executive’s current administrative assistant shall be reassigned other appropriate duties as determined by the Company following the 2011 annual meeting but will be made generally available to assist Executive to the extent not incompatible with her other duties. Following the 2012 annual meeting, the Company will continue to make available office space to Executive in a manner consistent with how offices are made available to other retired executives of the Company.

•        Driver: Following the 2011 annual meeting, the Company will no longer provide Executive with a driver.

•        Employee Benefits: Executive will continue to be eligible for generally applicable employee benefits while remains an employee of the Company.

•        Retirement: Upon Executive’s retirement from the Company, Executive will continue to vest in outstanding equity grants in accordance with the terms and conditions of Appendix A of his Term Sheet Agreement. In addition, Executive will be eligible to participate in the Company’s generally applicable post-employment benefit programs.

•        TARP: Executive will continue to be subject to current and future restrictions on executive compensation and other matters under TARP.

•        Effect on Term Sheet Agreement: Except to the extent provided in this Agreement, the terms and conditions of the current Term Sheet Agreement, dated December 14, 2007, as modified by that certain letter dated December 2009, will remain in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 12 day of February 2010.

PRIVATEBANCORP, INC.		EXECUTIVE

By:	/s/ Larry D. Richman	/s/ Ralph B. Mandell
Name: Larry D. Richman Title: Chief Executive Officer		Ralph B. Mandell